Registration No. 333- __________

As filed with the Securities and Exchange Commission on May __, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A. M. CASTLE & CO.
(Exact name of Registrant as specified in its charter)

MARYLAND	36-0879160
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
(Address and Zipcode of Principal Executive Offices)

A. M. CASTLE & CO. 2008 OMNIBUS INCENTIVE PLAN
(formerly known as the A. M. Castle & Co. 2008 Restricted Stock,
Stock Option and Equity Compensation Plan)
(Full title of the plan)

Robert J. Perna
Vice President, General Counsel & Secretary
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
(Name and address of agent for service)

(847) 455-7111
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share, including Preferred Stock Purchase rights(3)	600,000 shares	$17.86	$10,716,000	$1,461.66

(1)
This Registration Statement covers 600,000 shares of the Registrant's Common Stock under the A. M. Castle & Co. 2008 Omnibus Incentive Plan (formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) (as amended, the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate number of shares of the Registrant's Common Stock that may be issued if the anti-dilution provisions of the Plan become operative.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $17.86 per share, which is the average of the high and low sales prices of the Registrant's Common Stock reported on the New York Stock Exchange on May 6, 2013.

(3)
The shares of the Registrant's Common Stock being registered hereby will be accompanied by the Registrant's preferred stock purchase rights issuable with respect to such shares pursuant to the Rights Agreement, dated as of August 31, 2012, between the Registrant and American Stock Transfer & Trust Company, LLC, as rights agent. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates evidencing the Registrant's Common Stock, and will attach and trade only with the Registrant's Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
This Registration Statement relates to the A. M. Castle & Co. 2008 Omnibus Incentive Plan (formerly known as the A.M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) which was amended and restated as of April 25, 2013, to increase the number of shares of Common Stock authorized and reserved for issuance thereunder by 600,000 shares. Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 relating to the plan (File No. 333-154915) filed by the Registrant with the Securities and Exchange Commission is incorporated herein by reference.

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:

(a)	the Registrant's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission on March 13, 2013;

(b)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 2, 2013;

(c)	the Registrant's Current Reports on Form 8-K filed with the Commission on January 22, 2013, April 30, 2013 (other than information furnished pursuant to Item 2.02 thereof) and May 1, 2013;

(d)
the description of the Registrant's Common Stock contained in the registration statement on Form 8-A filed with the Commission on May 21, 2007; and any amendment or report filed for the purpose of updating such description; and

(e)
the description of the Registrant's Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed with the Commission on September 6, 2012; and any amendment or report filed for the purpose of updating such description

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Robert J. Perna, Vice President, General Counsel and Secretary of the Registrant, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement when issued will be legally issued, fully paid and nonassessable.  As of the date hereof, Mr. Perna beneficially owns 22,631 shares of the Registrant's Common Stock and has options to acquire an additional 13,200 shares of the Registrant's Common Stock.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on May 10, 2013.

A. M. CASTLE & CO.

By:	/s/ Scott J. Dolan
Name:	Scott J. Dolan
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Scott J. Dolan and Robert J. Perna, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2013.

Signature	Title
/s/ Scott J. Dolan	President, Chief Executive Officer and Director (Principal Executive Officer)
Scott J. Dolan

/s/ Scott F. Stephens	Vice President and Chief Financial Officer (Principal Financial Officer)
Scott F. Stephens

/s/ Patrick R. Anderson	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
Patrick R. Anderson

/s/ Brian P. Anderson	Director and Chairman of the Board
Brian P. Anderson

/s/ Reuben S. Donnelley	Director
Reuben S. Donnelley

/s/ Ann M. Drake	Director
Ann M. Drake

/s/ Patrick J. Herbert, III	Director
Patrick J. Herbert, III

/s/ Terrence J. Keating	Director
Terrence J. Keating

/s/ James D. Kelly	Director
James D. Kelly

/s/ Pamela Forbes Lieberman	Director
Pamela Forbes Lieberman

/s/ Gary A. Masse	Director
Gary A. Masse

/s/ John McCartney	Director
John McCartney

A. M. CASTLE & CO.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
4.1
Articles of Restatement of the Charter of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2012, which was filed with the Commission on May 3, 2012).

4.2
By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2009 filed with the Commission on July 30, 2009).

5.1	Opinion of General Counsel.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of General Counsel (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (set forth on signature page).

99.1
A.M. Castle & Co. 2008 Omnibus Incentive Plan (formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) as Amended and Restated as of April 25, 2013 (incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement filed with the Commission on March 12, 2013).